Exhibit 107

Calculation of Filing Fee Table

Form S-8 (Form Type)

Sensei Biotherapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share, Sensei Biotherapeutics, Inc. 2021 Equity Incentive Plan	Other(2)	1,007,223 (2)	$0.4356(4)	$438,746.34	$0.0001531	$67.18
Equity	Common Stock, par value $0.0001 per share, Sensei Biotherapeutics, Inc. 2021 Employee Share Purchase Plan	Other(3)	251,805 (3)	$0.4356(4)	$109,686.26	$0.0001531	$16.79
Total Offering Amount					$548,432.60		—
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$83.97

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”) of Sensei Biotherapeutics, Inc. (the “Registrant”) that become issuable under the 2021 Equity Incentive Plan (the “2021 EIP”) or 2021 Employee Stock Purchase Plan (the “2021 ESPP”) set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

(2) Represents shares of Common Stock that were added to the shares authorized for issuance under the 2021 EIP on January 1, 2025 pursuant to an

“evergreen” provision contained in the 2021 EIP.

(3) Represents shares of Common Stock that were added to the shares authorized for future issuance under the 2021 ESPP on January 1, 2025 pursuant to an “evergreen” provision contained in the 2021 ESPP.

(4) Estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon a per share price of $0.4356, which is the average of the high and low prices per share of the Registrant’s Common Stock on March 26, 2025, as reported on The Nasdaq Capital Market.